EXHIBIT 1

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Joinder”) is dated as of December 14, 2024 by and among Ted D. Kellner (the “Nominating Stockholder”), as nominating stockholder and a nominee, and Todd Deutsch, Robert L. Chioini and Paul Sweeney (the “Other Nominees,” and together with the Nominating Stockholder, the “Nominees”), and William A. Carter and Wayne Springate (the “Cooperating Parties”).

WHEREAS, the Nominees are parties to that certain Agreement, dated as of September 3, 2024 and Joinder Agreement, dated September 11, 2024 (collectively, the “Agreement”), pursuant to which the Nominees intend to undertake the Coordinated Activities (as defined in the Agreement); and

WHEREAS, the Cooperating Parties desire to join as parties to the Agreement for the limited purposes set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1. The Cooperating Parties represent that they do not beneficially own any Common Stock or other Company Securities (as such terms are defined in the Agreement), other than as described on Exhibit A hereto.

2. The Cooperating Parties will not engage in Coordinated Activities (as defined in the Agreement) without the approval of the Nominating Stockholder (which approval shall not be unreasonably withheld, delayed or conditioned). The Cooperating Parties acknowledge that the Nominating Stockholder and the Other Nominees may undertake Coordinated Activities without the approval or review of the Cooperating Parties, provided that no communications or public statements by the Nominating Stockholder or Other Nominees will be attributed to, incorporate substantive information provided by or otherwise reference the Cooperating Parties in a substantive manner without their prior approval of those (and just those) specific portions of such communications or public statements, unless substantially consistent with prior communications, public statements or other disclosures previously approved by the Cooperating Parties.

3. The Cooperating Parties hereby agree to be responsible for certain regulatory reporting requirements pursuant to Section 5 of the Agreement, which is hereby replaced and superseded in its entirety to read as follows:

“Regulatory Reporting. In connection with the Coordinated Activities, the Nominating Stockholder and Other Nominees will jointly prepare and timely file all filings required by Section 14 of the Exchange Act, under which the Cooperating Parties will be considered “participants” pursuant to Section 14 of the Exchange Act. The Nominating Stockholder, Mr. Deutsch, Mr. Sweeney and Mr. Springate will jointly prepare and timely file all filings required by Section 13 of the Exchange Act after review, comment and consent by Mr. Chioini. Each Party will cooperate with the other, including by providing all necessary information, in order to facilitate the timely and accurate filing of all joint and individual filings.”

4. Expenses. The Nominating Stockholder shall be responsible for all expenses, including but not limited to, legal expenses, proxy solicitation fees, litigation costs, public relations fees, printing and distribution fees and fees paid to other advisors, consultants and service providers in connection with the Coordinated Activities. The Cooperating Parties will not incur any expenses pursuant to this Agreement without the advance consent of the Nominating Stockholder, with such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing sentence, a Party will be responsible for any expense or liability arising out of such Party’s or its affiliates’ fraud, willful misconduct, gross negligence, or any liability or expense relating specifically to such Party that is not in connection with the Coordinated Activities or not consented to as specified herein.

5. Other Provisions. The Cooperating Parties will each be deemed a “Party” for purposes of Sections 6 through 11 of the Agreement and bound by such provisions accordingly. The following notice information is provided for the Cooperating Parties for purposes of Section 9 of the Agreement:

If intended for Dr. Carter:

If intended for Mr. Springate:

6. This Joinder may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed as of the day and year first above written.

By:	/s/ Robert L. Chioini
Name: Robert L. Chioini

By:	/s/ Todd Deutsch
Name: Todd Deutsch

By:	/s/ Ted D. Kellner
Name: Ted D. Kellner

By:	/s/ Paul Sweeney
Name: Paul Sweeney

By:	/s/ William A. Carter
Name: William A. Carter

By:	/s/ Wayne Springate
Name: Wayne Springate

Exhibit A

Share Ownership of Mr. Springate

Class of Securities	Number of Shares
Common Stock	4,660